Sage Life Assurance of America, Inc.

Money Market Type Sub-Accounts - Current and Effective Yield

This Registration Statement includes, in the Prospectus, current and effective yields for the Money Market Type Sub-Account in which Units were held during the 7-day period ending December 31, 2001.

The formulas for calculating the current and effective 7-day yields for the Money Market Type Sub-Account are as follows:

Current Yield = [(1+x)(1-y)^(7/365)-1](365/7);

Effective Yield = [(1+x)(1-y)^(7/365)]^(365/7)-1; where

x =  Sub-Account  total return for the 7-day period ending on December 31, 2001;
and

y = 0.00%. This value is the $0 Annual Administrative Charge converted to a percentage of assets for the period, assuming an average purchase payment of $30,000 for the variable annuity.

Other Types of Sub-Accounts - Total Return

This Registration Statement includes, in the Statement of Additional Information, Total Return figures for the Sub-Accounts shown (other than the Money Market Type Sub-Accounts). The Registrant expects to currently use 1-year and inception-to-date figures. As Sub-Accounts age, 3-year, 5-year, and 10-year figures will be added. The figures shown in the Statement of Additional Information use December 31, 2001 as the end of the measuring period.

The formula for calculating standard and non-standard total return for each period is as follows:

Standard Total Return

Standard Total Return = [(1+x)(1-y1)(1-y2)...(1-yT)(1-z)^(N/365)-SCT]^(365/N)-1;
where

x = Sub-Account total return for the period ending on December 31, 2001;

y1, y2, ..., or yT = 0.00% in each year that the Annual Administrative Charge applies during the period. This value is the $0 Annual Administrative Charge converted to a percentage of assets for the period, assuming an average purchase payment of $30,000 for the variable annuity. In each year that the Annual Administrative Charge does not apply during the period, y1, y2, ..., or yT = 0.00%;

z = 1.40% when Standard Total Returns are calculated assuming maximum rider charges. Otherwise, z = 0.00%;

T = Duration of the period, in years, rounded to the next highest integer;

N = Number of days in the period; and

SCT = Surrender Charge applicable for year T of the variable annuity.

Non-Standard Total Return

The formula for calculating the non-standard total return is the same as the formula above for calculating the standard total return, with the following exceptions:

z = 0.00%; and

SCT = 0.00%.